Exhibit 4.13
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

REINSURANCE GROUP OF AMERICA, INCORPORATED

As of the end of our most recent fiscal year, Reinsurance Group of America, Incorporated (“RGA,” “we,” “us” or “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our common stock, par value $0.01 per share (“Common Stock”); (ii) our 6.20% fixed-to-floating rate subordinated debentures due 2042 (the “2042 Debentures”); and (iii) our 5.75% fixed-to-floating rate subordinated debentures due 2056 (the “2056 Debentures”).

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of The General and Business Corporation Law of Missouri for additional information.
Authorized Capital Stock
RGA’s authorized capital stock consists of 150 million shares of capital stock, of which 140 million shares are designated as Common Stock and 10 million shares are designated as preferred stock, par value $0.01 per share. The outstanding shares of Common Stock are validly issued, fully paid and nonassessable.
Dividend and Liquidation Rights
Subject to the prior rights of the holders of any shares of preferred stock which may be issued and outstanding, holders of Common Stock are entitled to receive dividends as and when declared by RGA out of legally available funds, and, if RGA liquidates, dissolves, or winds up, to share ratably in all remaining assets after RGA pays its liabilities.
Voting Rights
Each holder of Common Stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights.
Other Rights
Holders of Common Stock do not have preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the Common Stock.
Listing
Our Common Stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “RGA.”

Registrar and Transfer Agent
Computershare is the registrar and transfer agent for our Common Stock.
Certain Effects of Authorized but Unissued Stock
We may issue additional shares of Common Stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved Common Stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of RGA through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive holders of Common Stock of opportunities to sell shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of RGA. See also “Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws” below.
Limitation on Liability of Directors; Indemnification
Our Articles of Incorporation limit the liability of our directors to RGA and its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Missouri law. Our Articles of Incorporation provide that RGA will indemnify each person (other than a party plaintiff suing on his own behalf or in the right of RGA) who at any time is serving or has served as a director or officer of RGA against any claim, liability or expense incurred as a result of this service, or as a result of any other service on behalf of RGA, or service at the request of RGA as a director, officer, employee, member or agent of another corporation, partnership, joint venture, trust, trade or industry association or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, RGA will indemnify any such person who was or is a party (other than a party plaintiff suing on his own behalf or in the right of RGA), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of RGA) by reason of such service against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. We have entered into indemnification agreements with our officers and directors providing for indemnification to the fullest extent permitted by law.
The inclusion of these provisions in our Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter RGA or its shareholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited RGA and its shareholders.
Anti-Takeover Provisions in the RGA Articles of Incorporation and Bylaws
Some of the provisions in our Articles of Incorporation and Bylaws and The General and Business Corporation Law of Missouri could have the following effects, among others:

●	delaying, deferring or preventing a change in control of RGA;
●	delaying, deferring or preventing the removal of our existing management or directors;
●	deterring potential acquirors from making an offer to our shareholders; and
●	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our Common Stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our Articles of Incorporation and Bylaws that could have the effects described above.
Directors, and Not Shareholders, Fix the Size of the Board of Directors of RGA.  Our Articles of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than three directors.
Directors are Removed for Cause Only.  Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our Articles of Incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of 85% of RGA’s voting stock. Our board of directors may remove a director, with or without cause, only in the event the director fails to meet the qualifications stated in the Bylaws for election as a director or in the event the director is in breach of any agreement between such director and RGA relating to such director’s service as RGA’s director or employee.
Board Vacancies to Be Filled by Remaining Directors and Not Shareholders.  Any vacancy created by any reason, including vacancies which occur by reason of an increase in the number of directors, will be filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy.
Shareholders May Only Act by Written Consent Upon Unanimous Written Consent.  As required by Missouri law, our Articles of Incorporation and Bylaws provide for shareholder action by unanimous written consent only.
No Special Meetings Called by Shareholders. Our Articles of Incorporation and Bylaws provide that special meetings may only be called by the chairman of our board of directors, our president, or a majority of our board of directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.
Advance Notice for Shareholder Proposals and Director Nominations. Our Articles of Incorporation contain provisions requiring that advance notice be delivered to RGA of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice at least 60 days but not more than 90 days before the meeting, but if we give less than 70 days’ notice of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Additionally, our Bylaws supplement the advance notice requirements included in our Articles of Incorporation by, among other things, requiring shareholder proponents to disclose all ownership interests in us, certain information about proposed director nominees and any material interest of the shareholder proponent or beneficial owner in the business proposed for the meeting. The Bylaws also require that these disclosures be updated and supplemented, if necessary and that the shareholder proposing business or making a nomination must appear at the meeting for the proposal to be considered. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.
Exclusive Forum Provision.  Our Bylaws provide for the designation of any state court located in St. Louis County, Missouri, or the United States District Court for the Eastern District of Missouri as the exclusive forum for certain shareholder litigation such as derivative claims, breach of fiduciary duty claims, claims pursuant to The General and Business Corporation Law of Missouri,

our Articles of Incorporation or Bylaws, claims governed by the internal affairs doctrine and actions to interpret, enforce or determine the validity of our Articles of Incorporation or Bylaws, unless we otherwise consent to another jurisdiction.
Missouri Statutory Provisions
Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.
Business Combination Statute. Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.
The statute also provides that, after the expiration of such initial five-year period, business combinations are prohibited unless:

●	the business combination or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status;
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the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

●	the business combination satisfies certain detailed fairness and procedural requirements.
A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.
A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.
The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board of directors prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.
Control Share Acquisition Statute. Missouri also has a “control share acquisition statute” that would limit the rights of a shareholder to vote some or all of the shares that it holds, in case of a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by such shareholder, to exercise or direct the exercise of more than a specified percentage of RGA’s outstanding stock (beginning at 20%). The statute exempts some types of acquisitions and provides a procedure for an acquiring shareholder to obtain shareholder approval to permit such shareholder to vote these shares. However, as permitted by the statute, RGA previously amended our Bylaws to provide that the control share acquisition statute will not apply to control share acquisitions of RGA’s stock, but may elect to become subject to such statute by a further amendment to our Bylaws.
Takeover Bid Disclosure Statute. Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Insurance Holding Companies Act.  We are regulated in Missouri as an insurance holding company. Under the Missouri Insurance Holding Companies Act and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the Missouri Department of Commerce and Insurance, which we refer to as the “Department.” Missouri law provides that a transaction will be approved if the Department finds that the transaction would, among other things, not violate the law or be contrary to the interests of the insureds of any participating domestic insurance corporations. The Department may approve any proposed change of control subject to conditions.

Description of Subordinated Debentures

The following description of our 2042 Debentures and our 2056 Debentures (collectively, the “Debentures”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of August 21, 2012 (the “Base Indenture”), between RGA and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented in the case of the 2042 Debentures, by the First Supplemental Indenture, dated as of August 21, 2012, and, as supplemented in the case of the 2056 Debentures, by the Fourth Supplemental Indenture, dated as of June 8, 2016 (the Base Indenture, as supplemented by either the First Supplemental Indenture for the 2042 Debentures or the Fourth Supplemental Indenture for the 2056 Debentures, the “indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.13 is a part.
We encourage you to read the above referenced indenture, as supplemented, for additional information.
General
The 2042 Debentures were initially issued in $400 million aggregate principal amount and the 2056 Debentures were initially issued in $400 million aggregate principal amount. The amount outstanding of each of the 2042 Debentures and 2056 Debentures as of the end of our most recent fiscal year is reflected in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K of which this Exhibit 4.13 is a part.
We may from time to time, without the consent of the existing holders, create and issue additional debentures having the same terms and conditions as the Debentures in all respects, except for issue date, issue price and, if applicable, the initial interest accrual date and the first payment of interest thereon. Additional debentures issued in this manner will be consolidated with, and will form a single series with, the Debentures, unless such additional subordinated debt will not be treated as fungible with the Debentures for U.S. federal income tax purposes. The Debentures and any additional debentures would rank equally and ratably.
The 2042 Debentures have a maturity date of September 15, 2042 (or if such day is not a business day, the following business day). The 2056 Debentures have a maturity date of June 15, 2056 (or if such day is not a business day, the following business day).
The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture does not contain provisions that would afford holders of Debentures protection in the event of a decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.
The Debentures do not have a sinking fund.
Interest rates
The Debentures bear interest from the date issued until their maturity date or earlier acceleration or redemption, payable on each interest payment date.
For the 2042 Debentures, interest due with respect to any interest period (as defined below) accrues as follows:

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for any interest period ending on or prior to September 15, 2022, or any earlier redemption date, at an annual rate equal to 6.20%, computed on the basis of a 360-day year consisting of twelve 30 day months, or a “30/360 Basis,” payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2012 to and including September 15, 2022, or if any such interest payment date is not a business day, the next business day, without adjustment, to the record holders at the close of business on the preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a business day); and

●
for any interest period commencing on or after September 15, 2022 to but excluding the maturity date unless redeemed or repaid earlier, at an annual rate equal to three-month LIBOR for the applicable interest period, plus 4.37%, computed on the basis of a 360-day year and the actual number of days elapsed, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2022, or if any such interest payment date is not a business day, the next business day, except that if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day, to the record holders at the close of business on the preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a business day).

 For the 2056 Debentures, interest due with respect to any interest period (as defined below) accrues as follows:

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for any interest period ending on or prior to June 15, 2026, or any earlier redemption date, at an annual rate equal to 5.75%, computed on the basis of a 360-day year consisting of twelve 30 day months, or a “30/360 Basis,” payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2016 to and including June 15, 2026, or if any such interest payment date is not a business day, the next business day, without adjustment, to the record holders at the close of business on the preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a business day); and

●
for any interest period commencing on or after June 15, 2026 to but excluding the maturity date unless redeemed or repaid earlier, at an annual rate equal to the sum of three-month LIBOR for the applicable interest period, plus 4.04% (provided that such sum shall not be less than zero), computed on the basis of a 360-day year and the actual number of days elapsed, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on September 15, 2026, or if any such interest payment date is not a business day, the next business day, except that if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day, to the record holders at the close of business on the preceding March 1, June 1, September 1 or December 1, as applicable (whether or not a business day).

Interest payments not paid when due as the result of the deferral of interest payments or otherwise will themselves accrue additional interest at the rate per annum then applicable to the Debentures. References in this prospectus to “interest” include interest accruing on the principal balance of the Debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable.
“Business day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, (iii) a day on which the corporate trust office of the trustee is closed for business or (iv) on or after September 15, 2022, in the case of the 2042 Debentures, or June 15, 2026, in the case of the 2056 Debentures, a day that is not a London banking day.
“Interest period” means a period beginning on an interest payment date or, in the case of the first interest period for the 2042 Debentures, August 21, 2012, and in the case of the first interest period for the 2056 Debentures, June 8, 2016, and ending on the day immediately preceding the next interest payment date.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of the relevant interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that interest period. If such rate does not appear on Reuters Page LIBOR01, three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of such bank’s rate. If at least two such quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the interest period beginning on September 15, 2022 for the 2042 Debentures, 0.4365%, and in the case of the interest period beginning on June 15, 2026 for the 2056 Debentures, 0.6813%. The establishment of three-month LIBOR for each interest period by the calculation agent will (in the absence of manifest error) be final and binding.
“Calculation agent” means The Bank of New York Mellon Trust Company, N.A. or any other successor, acting as calculation agent.
“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).
“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant interest period.
“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.
Ranking
The payment of the principal of, and interest on, the Debentures is expressly subordinated, to the extent and in the manner set forth in the indenture, to the prior payment in full of all of our senior indebtedness.
Subject to the qualifications described below, the term “senior indebtedness” is defined in the indenture to include principal of, premium, if any, and interest on, and any other payment due pursuant to any of the following, whether incurred prior to, on or after the date of this prospectus supplement:

●	all of our obligations for money borrowed (other than obligations relating to the Debentures and our Variable Rate Junior Subordinated Debentures due 2065 (the “2065 Junior Subordinated Debentures”));
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all of our obligations evidenced by notes, debentures, bonds or other similar instruments (other than obligations relating to the Debentures and our 2065 Junior Subordinated Debentures), including obligations incurred in connection with the acquisition of property, assets or businesses and including all other debt securities issued by us to any trust or a trustee of such trust, or to a partnership or other affiliate that acts as a financing vehicle for us, in connection with the issuance of securities by such vehicles;

●	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles;
●	all of our reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities issued for our account;
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all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (including trade accounts payable or accrued liabilities arising in the ordinary course of business);

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all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of other outstanding variable or floating rate indebtedness of ours;

●
all obligations of the types referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, we have assumed or guaranteed or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise;

●	all compensation, reimbursement and indemnification obligations of ours to the trustee pursuant to the indenture; and
●	all amendments, modifications, renewals, extensions, refinancings, replacements and refundings of any of the above types of indebtedness.
The Debentures rank senior to all of our equity securities.
The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions of the indenture irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) any indebtedness that by its terms expressly provides that it is subordinated, or not senior in right of payment to the Debentures, (2) any indebtedness that by its terms expressly provides that it will rank equal in right of payment with the Debentures, (3) obligations of RGA owed to its subsidiaries or (4) our existing 2065 Junior Subordinated Debentures, which debentures are subordinated to the Debentures, subject, in any such case, to the provisions described below under “-Certain limitations during a deferral period”.
All liabilities of our subsidiaries, including their trade accounts payable and other liabilities arising in the ordinary course of business (including obligations to policyholders), are effectively senior to the Debentures to the extent of the assets of such subsidiaries, as we are a holding company. Because we are a holding company, we rely primarily on dividends and other payments from our direct and indirect subsidiaries, which are generally regulated insurance companies, to pay interest and principal on our outstanding debt obligations. Regulatory rules may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other means.
No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the Debentures or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Debentures, if:

●	RGA defaults in the payment of any principal, premium (if any) or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or
●
an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity and written notice of such event of default, requesting that payments on the Debentures cease, is given to RGA by the holders of senior indebtedness, until such default in payment or event of default has been cured, is waived or ceases to exist.

All present and future senior indebtedness, which includes, without limitation, interest accruing after the commencement of any proceeding, assignment or marshaling of assets described below, will first be fully paid before any payment, whether in cash, securities or other property, will be made by RGA on account of the Debentures in the event of:

●	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to RGA, its creditors or its property;
●	any proceeding for the liquidation, dissolution or other winding-up of RGA, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
●	any assignment by RGA for the benefit of creditors; or
●	any other marshaling of the assets of RGA.
In any such event, payments which would otherwise be made on the Debentures will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is fully paid. If payments on the Debentures are in the form of RGA’s securities or those of any other corporation under a plan of reorganization or readjustment and such payments are subordinated to outstanding senior indebtedness and to any securities issued with respect thereto under a plan of reorganization or readjustment, such payments will be made to the holders of senior indebtedness and then, if any amounts remain, to the holders of the Debentures. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of the Debentures by any act or failure to act on the part of RGA.
If, notwithstanding any of the foregoing prohibitions, the indenture trustee or the holders of the Debentures receive any payment with respect to the Debentures when a responsible officer of the indenture trustee or such holder has actual knowledge that such payment should not have been made to it, the trustee or such holder will hold such payment in trust for the benefit of, and, upon written request, will pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any senior indebtedness.
Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness.
After full payment of all present and future senior indebtedness, holders of the Debentures will be subrogated to the rights of any holders of senior indebtedness to receive any further payments that are applicable to the senior indebtedness until all the Debentures are fully paid. In matters between holders of the Debentures and any other RGA creditor, any payments that would otherwise be paid to holders of senior indebtedness and are made to holders of the Debentures because of this subrogation will be deemed a payment by RGA on account of senior indebtedness and not on account of the Debentures.
If such events of bankruptcy, insolvency or receivership occur, after we have paid in full all amounts owed on senior indebtedness, the holders of Debentures together with the holders of any of our other obligations that rank equally with the Debentures will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Debentures and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Debentures.
If we violate the indenture by making a payment or distribution to holders of the Debentures before we have paid all the senior indebtedness in full, then such holders of the Debentures will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior indebtedness.

Because of the subordination provisions of the indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the Debentures having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the indenture in connection with the Debentures.
The Debentures do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior to the Debentures. RGA expects from time to time to incur additional indebtedness constituting senior indebtedness. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Debentures.
The amount of our short- and long-term debt outstanding as of the end of our most recent fiscal year is reflected in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K of which this Exhibit 4.13 is a part, including the amount of any outstanding senior notes, which rank senior in right of payment to the Debentures, and the amount of any outstanding junior subordinated debentures, which rank junior in right of payment to the Debentures.
Option to defer interest payments
So long as no event of default with respect to the Debentures has occurred and is continuing, we may, on one or more occasions, in our sole discretion, defer interest payments on the Debentures for one or more interest periods (each, a “deferral period”) of up to five consecutive years without giving rise to an event of default under the terms of the Debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the Debentures. During a deferral period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the Debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during a deferral period will be due and payable on the Debentures until the end of such deferral period except upon an acceleration or redemption of the Debentures during such deferral period.
At the end of five years following the commencement of a deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest, and our failure to pay all accrued and unpaid deferred interest, including compounded interest, for a period of 30 days after the conclusion of such five-year period will result in an event of default giving rise to a right of acceleration. If, at the end of any deferral period, we have paid all deferred interest due on the Debentures, including compounded interest, we can again defer interest payments on the Debentures as described above.
We will provide to the trustee and the holders of Debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date, provided that the failure to provide such notice will not constitute an event of default. In addition, whether or not such notice is given, our failure to pay interest on the Debentures on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral.
Certain limitations during a deferral period
After the commencement of a deferral period until we have paid all accrued and unpaid interest on the Debentures, we will agree not to, and not to permit any of our subsidiaries to:

declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock other than:
(i)
purchases, redemptions or other acquisitions of our Common Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants or under any dividend reinvestment plan or shareholder purchase plan;

(ii)
purchases of our Common Stock pursuant to a contractually binding requirement to buy or acquire Common Stock entered into prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan;

(iii)
as a result of any reclassification of any class or series of our capital stock, or the exchange, redemption or conversion of any class or series of our capital stock (or any capital stock of one of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

(iv)
the purchase of or payment of cash in lieu of fractional interests in our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

(v)
acquisitions of our Common Stock in connection with acquisitions of businesses made by RGA (which acquisitions are made by RGA in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(vi)
dividends or distributions payable solely in our capital stock, or rights to acquire Common Stock, or repurchases or redemptions of Common Stock made solely from the issuance or exchange of Common Stock; or

(vii)
the distribution, declaration, redemption or repurchase of rights in accordance with any stockholders’ rights plan or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

●
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities or guarantees that rank equal in right of payment with the Debentures (“parity securities”) or junior to the Debentures other than any payment of principal on parity securities necessary to avoid a breach of the instrument governing such parity securities or payment, repurchase or redemption in respect of parity securities made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity securities, on the one hand, and (2) accrued and unpaid amounts on the Debentures, on the other hand.

For the avoidance of doubt, no terms of the Debentures restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.
Optional redemption
We may redeem the 2042 Debentures in $25 increments:

●
in whole at any time or in part from time to time on or after September 15, 2022, at a redemption price equal to their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption; or

●
in whole, but not in part, at any time prior to September 15, 2022, within 90 days of the occurrence of a “tax event” or “rating agency event,” at a redemption price equal to their principal amount, or, if greater, the “make-whole redemption” amount described below, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.

We may redeem the 2056 Debentures in $25 increments:

●
in whole at any time or in part from time to time on or after June 15, 2026, at a redemption price equal to their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

●
in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “rating agency event,” at a redemption price equal to their principal amount or, if greater, the “make-whole redemption amount” described below, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption; or

●
in whole, but not in part, at any time prior to June 15, 2026, within 90 days of the occurrence of a “tax event” or “regulatory capital event,” at a redemption price equal to their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.

The indenture includes the following definitions applicable to the calculation of the redemption price for the Debentures:

“Make-whole redemption amount” means, with respect to any principal amount of any Debentures to be redeemed, the sum, as determined by the treasury dealer, of the present value of the outstanding principal (discounted from September 15, 2022 for the 2042 Debentures and June 15, 2026 for the 2056 Debentures to, but excluding, the redemption date) and remaining scheduled payments of interest that would have been payable from the redemption date to and including September 15, 2022 for the 2042 Debentures and June 15, 2026 for the 2056 Debentures (discounted from their respective interest payment dates to, but excluding, the redemption date) on the Debentures to be redeemed (not including any portion of such payments of interest accrued and unpaid to, but excluding, the date of redemption) on a 30/360 Basis at a discount rate equal to the treasury rate plus a spread of 50 basis points.
“Rating agency event” means an amendment, clarification, or change by any nationally recognized statistical rating organization (each an “NRSRO”) within the meaning of Section 3(a)(62) of the Exchange Act in its criteria for awarding equity credit to securities such as the Debentures, which amendment, clarification, or change results in (i) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that NRSRO as compared to the length of time they would have been assigned that level of equity credit by such NRSRO or its predecessor on the issue date or (ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that NRSRO as compared to the equity credit that such NRSRO or its predecessor assigned the Debentures on the issuance date of the Debentures.
“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.
“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

●
amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

●
official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

●
threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the date of initial issuance of the Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the Debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.
“Trading day” means a day on which our Common Stock is traded on the NYSE, or if not then listed on the NYSE, a day on which our Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which our Common Stock is quoted in the over-the-counter market.
“Treasury dealer” means, with respect to the 2042 Debentures, one of Barclays Capital Inc., UBS Securities LLC, and Wells Fargo Securities, LLC (or their respective successors), and, with respect to the 2056 Debentures, one of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (or their respective successors), in each case as selected by us, or, if such dealers (or their respective successors) refuse to act as treasury dealer for this purpose or cease to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.
“Treasury price” means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by The Wall Street Journal (or its successor or, in its absence, any recognized daily national publication) on that trading day and designated “Treasury Bonds, Notes and Bills,” as determined by the treasury dealer except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 P.M., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 P.M., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.
“Treasury rate” means the semi-annual equivalent yield to maturity of the treasury security that corresponds to the treasury price thereof (calculated by the treasury dealer in accordance with standard market practice and computed as of the second trading day preceding the redemption date).
“Treasury security” means the United States treasury security that the treasury dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Debentures being redeemed in a tender offer based on a spread to United States Treasury yields.
Redemption procedures
If we give a notice of redemption in respect of any Debentures, then prior to the redemption date, we will:

●
irrevocably deposit with the trustee or a paying agent for the Debentures funds sufficient to pay the applicable redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the Debentures to be redeemed; and

●
give the trustee or such paying agent, as applicable, irrevocable instructions and authority to pay the redemption price to the holders upon surrender of the global certificate or such other certificates as we may have issued evidencing the Debentures.

Notwithstanding the above, interest payable on or prior to the redemption date for any Debentures called for redemption will be payable to the holders of the Debentures on the relevant record dates for the related interest payment dates.
Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the Debentures so called for redemption will cease, except the right of the holders of the Debentures to receive the redemption price and any interest payable in respect of the Debentures on or prior to the redemption date and the Debentures will cease to be outstanding. In the event that payment of the redemption price in respect of Debentures called for redemption is improperly withheld or refused and not paid by us, interest on the Debentures will continue to accrue at the then applicable rate from the redemption date originally established by us for the Debentures to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.
Subject to applicable law (including, without limitation, U.S. federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding Debentures by tender, in the open market or by private agreement.

If less than all of the Debentures are to be redeemed, the particular Debentures to be redeemed will be selected not more than 60 days prior to the redemption date by the trustee, from the outstanding Debentures not previously called for redemption, by such method as the trustee in its sole discretion deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Debentures, provided that, so long as the Debentures are in the form of global certificates, such selection shall be made by The Depository Trust Company (“DTC”) in accordance with its applicable procedures, and provided further that the portion of the principal amount of any Debenture selected for redemption shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Debenture. The trustee will promptly notify us in writing of the Debentures selected for redemption and, in the case of any Debentures selected for partial redemption, the principal amount thereof to be redeemed.
We may not redeem the Debentures in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest (and compounded interest thereon), has been paid in full on all outstanding Debentures for all interest periods terminating on or before the redemption date.
Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless we default in payment of the redemption price on the Debentures, on and after the redemption date, interest will cease to accrue on the Debentures or portions called for redemption.
Denominations
The Debentures were issued only in registered form in denominations of $25 each and integral multiples of $25 in excess thereof. The Debentures are held in book-entry form only and are held in the name of DTC or its nominee.
Events of default
The indenture provides that any one or more of the following events with respect to the Debentures that has occurred and is continuing constitutes an event of default:

●
the failure to pay interest in full, including compounded interest, on any Debenture for a period of 30 days after the conclusion of a five-year period following the commencement of any deferral period or on the maturity date;

●	the failure to pay principal of or premium, if any, on any Debenture on the maturity date or upon redemption; or
●	certain events of our bankruptcy, insolvency or receivership.
If an event of default under the indenture arising from a default in the payment of interest, principal or premium has occurred and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Debentures will have the right to declare the principal of and accrued but unpaid interest on the Debentures to be due and payable immediately. If an event of default under the indenture arising from an event of our bankruptcy, insolvency or receivership has occurred, the principal of and accrued but unpaid interest on the Debentures will automatically, and without any declaration or other action on the part of the trustee or any holder of Debentures, become immediately due and payable. In case of any default that is not an event of default, there is no right to declare the principal amount of and accrued but unpaid interest on the Debentures immediately payable.
In cases specified in the indenture, the holders of a majority in principal amount of the Debentures may waive any default on behalf of all holders of the Debentures, except a default in the payment of principal or interest or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. We are required to file annually with the trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

Within 90 days after actual knowledge by a responsible officer of the trustee of the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to the Debentures, the trustee shall transmit by mail to all holders of Debentures, notice of such default unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any Debentures, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures.
Subject to certain limitations under the indenture, the holders of a majority of the aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Debentures.
Defeasance, Satisfaction and Discharge
Legal or Covenant Defeasance.  The indenture provides that we may be discharged from our obligations in respect of the debt securities of any series, including the Debentures, as described below.
At our option, we may choose either one of the following alternatives:

●
We may elect to be discharged from any and all of our obligations in respect of the Debentures, except for, among other things, certain obligations to register the transfer or exchange of the Debentures, to replace stolen, lost or mutilated Debentures, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

●
Alternatively, we may omit to comply with certain covenants relating to consolidation, mergers, conveyance, transfers or leases, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the Debentures. We refer to this as “covenant defeasance.”

In either case, we will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations (as defined below) that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest on the Debentures on the stated maturity of those payments in accordance with the terms of the indenture. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or an Internal Revenue Service ruling to the effect that the holders of the Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance.
Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to the Debentures and the Debentures are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the Debentures at the time of their stated maturity but may not be sufficient to pay amounts due on the Debentures at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.
“U.S. Government Obligations” means securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.
We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option.
Voting rights
The Debentures are not entitled to voting rights, subject to any required consents in connection with a modification or amendment of the indenture, as described below.
Modification or Amendment of the Indenture
Supplemental Indentures Without Consent of Holders. Without the consent of any holders, we and the trustee may enter into one or supplemental indentures for certain purposes, including:

(1)	to evidence the succession of another corporation to our rights and the assumption by such successor of the covenants contained in the indenture;

(2)	to add to our covenants for the benefit of all or any series of debt securities, or to surrender any of our rights or powers;

(3)	to add any additional events of default;

(4)
to change or eliminate any provisions, as long as any such change or elimination is effective only when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

(5)	to provide security for or guarantee of the debt securities;

(6)	to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities in accordance with the indenture;

(7)	to establish the form or terms of debt securities in accordance with the indenture;

(8)
to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(9)
to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with any provision of the indenture, as long as the additional provisions do not adversely affect the interests of the holders in any material respect;

(10)	to change the conversion rights; or

(11)	to make any change that does not adversely affect the interests of the holders in any material respect.
Supplemental Indentures With Consent of Holders.  If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders under the indenture of such debt securities.
However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

(1)	conflict with the required provisions of the Trust Indenture Act;

(2)	except as described in any prospectus supplement or other offering material:

●	change the stated maturity of the principal of, or installment of interest, if any, on, any debt security,
●
reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof; provided, however, that a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

●	change the currency or currencies in which the principal of, and premium, if any, or interest on such debt security is denominated or payable,
●
reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any debt security,

●	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date, or
●	adversely affect the right to convert any debt security into shares of our common stock if so provided;

(3)	reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of the indenture or certain defaults; or

(4)
modify any provisions of the indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each such debt security of each series affected thereby.

It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof.
A supplemental indenture which changes or eliminates any covenant or other provision of the indenture to which it relates with respect to one or more particular series of debt securities or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such indenture of the holders of debt securities of any other series.
Listing
The 2042 Debentures and 2056 Debentures are each traded on the NYSE under the trading symbols of “RZA” and “RZB,” respectively.
Reports
We must file with the trustee copies of our annual reports and the information and other documents which we may be required to file with the SEC under Section 13 or Section 15(d) of the Exchange Act, unless they have been filed on EDGAR, after they are filed with the SEC. We must also file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, additional information, documents and reports with respect to compliance by RGA with the conditions and covenants of the indenture, as may be required from time to time by such rules and regulations.
 About the trustee

The Bank of New York Mellon Trust Company, N.A. is the indenture trustee and the principal paying agent and registrar for the Debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon Trust Company, N.A. or its affiliates. For example, The Bank of New York Mellon Trust Company, N.A. acts as the trustee or successor trustee under the indentures relating to other series of our outstanding debt securities and provides other banking and financial services to us.
If the trustee is or becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, it acquires or has a conflicting interest (such as continuing to serve as trustee with respect to outstanding senior notes or junior subordinated debentures or continuing to be a creditor of RGA in certain circumstances), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as a trustee, or resign.
The trustee may resign or be removed with respect to one or more series of debt securities under the indenture, and a successor trustee may be appointed to act with respect to such series.